Exhibit 99.1

SenesTech Announces 2021 Third Quarter Financial and Operational Results

Revenue More Than Doubles from the Third Quarter in 2020 and up 14% Sequentially

PHOENIX, Ariz., November 10, 2021  SenesTech, Inc. (NASDAQ: SNES, “SenesTech” or the “Company”), (www.senestech.com) the rodent fertility control experts and inventors of the first and only EPA registered rat contraceptive, ContraPest®, announced today revenues for the third quarter of 2021 more than doubled compared to the same period a year ago, and are up 14% sequentially. Year-to-date nine-month revenues were also more than double the same period last year. The record quarterly and year-to-date results are being driven by growth in each of the Company’s targeted market verticals of agribusiness, municipalities, zoos and sanctuaries, commercial applications, and direct to consumer.

The Company has recently deployed key sales acceleration tactics to drive increased awareness and recognition of ContraPest, including enhanced marketing techniques; new advertising and public relations initiatives through its “Operation Rat Race” campaign; development of a new website and branding; the launch of an ecommerce site, ContraPestStore.com; completion of compelling real world long-term studies across key market segments; and enhanced strategic partnerships and collaborations with key distributors and pest management professionals.

These strategies, against the backdrop of favorable legislative changes and growing environmental awareness, are all contributing to the record quarterly results. The Company is now supporting approximately 1,200 active customers, with more than 350 new and reactivated customers added during the third quarter. Driven by California’s legislation restricting the use of major second-generation anticoagulant rodenticides (SGAR), year-to-date sales to California are nearly 30% of overall sales.

“I am pleased to be reporting yet another quarter with record quarterly revenues as increased adoption of the powerful, effective, and sustainable tool to control rat infestations, ContraPest, continues to accelerate,” said Ken Siegel, SenesTech’s Chief Executive Officer. “Our enhanced sales and marketing initiatives, including the launch of Operation Rat Race in September, are continuing to build awareness and recognition of the unique and compelling benefits of ContraPest, especially when used as part of an integrated pest management (IPM) program. The multi-channel campaign has expanded lead generation and sales opportunities across each of our key market segments, providing us an opportunity to end 2021 on a high note.”

“While we expand our targeted marketing approach, we are similarly expanding upon relationships with key municipalities to deploy ContraPest,” Siegel expanded. “Newton, Massachusetts has recently joined Hartford, San Francisco, and Washington D.C. in successfully incorporating ContraPest into their pest management programs. The deployment in Newton has had a beneficial impact on our sales in the state of Massachusetts as a whole as well and is driving further end user interest particularly in the Boston metro area. ContraPest is also being successfully deployed on a neighborhood level in Seattle. Extensive media coverage of rat issues in major metropolitan areas is increasing inbound interest in ContraPest from neighborhood and community associations which we hope will translate into revenue in the coming quarters. Further, we are beginning to see the first effects of this past quarter’s marketing entry into agriculture, with an increase in customers and revenue share.”

“We remain focused on efficiently growing our business and allocating resources to the highest revenue producing opportunities we believe are available. During the quarter, operating expenses decreased 3% sequentially despite the year-over-year and sequential revenue growth,” commented Tom Chesterman, SenesTech’s Chief Financial Officer. “With $11.1 million in cash available at the end of September, we remain well positioned to continue to execute on our growth plans.”

Mr. Siegel concluded, “I believe the elements we have put into place the past two years to drive a compelling and effective commercialization program are working. We will continue, however, to be agile in our approach as we move forward. Our goal is aggressive sales acceleration coupled with continued financial discipline, and it is those metrics by which we focus on each and every day. Given our progress to date, we have strong reasons to be optimistic about the future.”

ContraPest has been approved for use by the Environmental Protection Agency and is licensed for use in all 50 states and the District of Columbia. Recently, Washington D.C. removed the restricted use labeling on ContraPest, opening the product for general use applications within the District.

Recent Operational Highlights

●	California: ContraPest continues to see increased adoption in California as sales within this state now represent nearly a third of year-to-date (“YTD”) sales. Also, ContraPest is no longer a “restricted use product” in California allowing the company to sell directly to more customers there. SenesTech continues to invest in California with the recent hiring of an additional sales professional based in California, through strategic relationships with PMPs and distributors, and increased direct marketing initiatives to accelerate sales of ContraPest. Operation Rat Race adds targeted advertising and a public relations campaign to stimulate demand in this critical market directly resulting in 108 new customers in California since the start of the campaign.

●	Agriculture: Following successful agricultural deployments of ContraPest with demonstrated, sustained success in reducing rat populations and improving operating economies in poultry farms, the Company has established additional distribution through companies focused on farm animal health.

●	Municipality: Newton, Massachusetts joins other cities like Hartford, San Francisco, and Washington DC in successfully incorporating ContraPest® into their pest management programs.

○	Further reorders continue to occur in key California cities as well. Operation Rat Race adds a focus to environmentally sensitive cities in California as well as other locales looking for effective solutions to replace restricted SGARs.

●	Zoos and Sanctuaries: The zoos and sanctuaries segment continues to be a key market segment for ContraPest with nearly 20% of YTD sales coming from more than 50 different customers.

○	Secondary exposure from poisons has become a growing concern, especially in environments where non-target animals or wildlife reside. ContraPest is increasingly being recognized among influencers within the segment as ideal for addressing the concerns of rat infestations, due to lessened risk to non-target and predatory animals.

●	Direct: ContraPestStore.com, launched in May 2021, continues to be a key driver of growth within the business. Direct sales were nearly a third of YTD revenue, and experienced strong growth sequentially during the year. Importantly, the channel has added more than 250 new customers during the third quarter and saw a sequential decrease in churn down to 4%. To accelerate initial adoption and first-time purchase, the Company has enacted package and promotional discounts, which have impacted near-term gross margins. The Company believes this will drive longer term purchase renewals as the benefits of ContraPest are recognized by consumers, as, for example, 10% of ecommerce customers currently are joining the subscription program

Third Quarter 2021 Highlights

●	Revenue during Q3 2021 was approximately $183,000 compared to approximately $77,000 in the third quarter of 2020.

●	Gross profit for the quarter was approximately $77,000 or 42% of total revenue for the quarter, compared to approximately $36,000 or 47% of total revenue for the third quarter of 2020.

●	Net loss for Q3 2021 was $(2.3) million, compared with a net loss of $(1.9) million for Q3 2020.

●	Adjusted EBITDA loss, which is a non-GAAP measure of operating performance, for Q3 2021 was $(2.0) million compared to $(1.7) million in Q3 2020.

●	Cash at the end of Q3 2021 was approximately $11.1 million.

Use of Non-GAAP Measure

Adjusted EBITDA is a non-GAAP measure. However, this measure is not intended to be a substitute for those financial measures reported in accordance with GAAP. Adjusted EBITDA has been included because management believes that, when considered together with the GAAP figures, it provides meaningful information related to our operating performance and liquidity and can enhance an overall understanding of financial results and trends. Adjusted EBITDA may be calculated by us differently than other companies that disclose measures with the same or similar term. See our attached financials for a reconciliation of this non-GAAP measure to the nearest GAAP measure.

Conference Call Details

Date and Time: Wednesday, November 10, 2021 at 5:00 pm ET

Call-in Information: Interested parties can access the conference call by dialing (844) 308-3351 or (412) 317-5407.

Live Webcast Information: Interested parties can access the conference call via a live Internet webcast, which is available in the Investor Relations section of the Company’s website at http://senestech.investorroom.com/.

Replay: A teleconference replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088, confirmation # 10161462. A webcast replay will be available in the Investor Relations section of the Company’s website at http://senestech.investorroom.com/ for 90 days.

About SenesTech

We are “The Pest Control Difference” for the 21st century. We are rodent fertility control specialists fueled by our passion to create a healthy environment by virtually eliminating rodent pest populations. We keep an inescapable truth in mind. Two rats can be responsible for the birth of up to 15,000 pups a year. We invented ContraPest®, the world’s first and only U.S. EPA registered rodent contraceptive. ContraPest® fits seamlessly into all integrated pest management programs, greatly improving the overall goal of effective rodent management. We strive for clean cities, efficient businesses and happy households—all through non-lethal, proactive pest control. At SenesTech, we don’t just eliminate rats. We make a better world.

For more information visit https://senestech.com/ and https://contrapeststore.com.

Safe Harbor Statement

This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may describe future expectations, plans, results, or strategies and are generally preceded by words such as “believe,” “may,” “future,” “plan,” “will,” “should,” “expect,” “anticipate,” “eventually” or “projected.” You are cautioned that such statements are subject to risks and uncertainties that could cause future or actual results to differ materially due to a number of factors and other risks identified in our filings with the Securities and Exchange Commission. Forward looking statements include, but are not limited to, our belief that: our current cash position puts us in a favorable position to continue executing our commercial plans, direct sales through ContraPestStore.com will drive longer-term purchase renewals, and our forthcoming multi-channel sales and marketing campaign will dramatically expand sales over the next several quarters. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. We do not undertake any obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

CONTACT:

Investors: Robert Blum, Joe Dorame, Joe Diaz, Lytham Partners, LLC,

602-889-9700, senestech@lythampartners.com

Company: Tom Chesterman, Chief Financial Officer, SenesTech, Inc.,

928-779-4143

SENESTECH, INC.

CONDENSED BALANCE SHEETS

(In thousands, except shares and per share data)

	September 30,	December 31,
	2021	2020
	(Unaudited)
ASSETS
Current assets:
Cash	$11,083	$3,643
Accounts receivable trade, net	79	25
Prepaid expenses	581	178
Inventory	1,007	945
Deposits	22	28
Total current assets	12,772	4,819

Right to use asset-operating leases	551	665
Property and equipment, net	397	538
Total assets	$13,720	$6,022

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term debt	$49	$98
Accounts payable	267	404
Accrued expenses	550	292
Total current liabilities	866	794

Long-term debt, net	-	673
Operating lease liability	562	671
Total liabilities	1,428	2,138

Commitments and contingencies (See note 12)	-	-

Stockholders’ equity:
Common stock, $0.001 par value, 100,000,000 shares authorized, 12,191,112 and 5,099,512 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively	12	5
Additional paid-in capital	122,294	108,119
Accumulated deficit	(110,014)	(104,240)
Total stockholders’ equity	12,292	3,884

Total liabilities and stockholders’ equity	$13,720	$6,022

The accompanying notes are an integral part of these financial statements.

SENESTECH, INC.

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except shares and per share data)

(Unaudited)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2021	2020	2021	2020
Revenue:
Total revenue	$183	77	$431	185
Cost of sales	106	41	275	106
Gross profit	77	36	156	79

Operating expenses:
Research and development	514	380	1,424	902
Selling, general and administrative	1,816	1,568	5,173	5,040
Total operating expenses	2,330	1,948	6,597	5,942

Net operating loss	(2,253)	(1,912)	(6,441)	(5,863)

Other income (expense):
Interest income	2	-	5	2
Interest expense	(2)	(7)	(10)	(22)
Payroll Protection Program loan forgiveness	-	-	650	-
Other income	-	-	22	18
Total other income	-	(7)	667	(2)

Net loss and comprehensive loss	(2,253)	(1,919)	(5,774)	(5,865)
Deemed dividend-warrant price protection-revaluation adjustment	-	-	-	414
Net loss attributable to common shareholders	$(2,253)	$(1,919)	$(5,774)	$(6,279)

Weighted average common shares outstanding - basic and fully diluted	12,190,257	3,398,832	10,850,197	2,593,288

Net loss per common share - basic and fully diluted	$(0.18)	$(0.56)	$(0.53)	$(2.42)

The accompanying notes are an integral part of these financial statements.

SenesTech Inc.

Itemized Reconciliation Between Net Loss and Non-GAAP Adjusted EBITDA

For the Three And Nine Months Ended September 30, 2021 and 2020

(Unaudited)

(in thousands)	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2021	2020	2021	2020
Net Loss (As Reported, GAAP)	(2,253)	(1,919)	(5,774)	(5,865)

Non-GAAP Adjustments:
Interest expense, net	-	7	5	20
Stock-based compensation	214	162	550	453
Paycheck Protection Program loan forgiveness	-	-	(646)	-
Reserve for future severance payments	-	-	(39)	(51)
Gain on sales of assets	-	-	(1)	(18)
Depreciation expense	78	71	229	219
Total of non-GAAP adjustments	292	240	98	623
Adjusted EBITDA Loss (Non-GAAP)	(1,961)	(1,679)	(5,676)	(5,242)